FOR IMMEDIATE RELEASE Contact: David Stakun

March 23, 2007 (215) 942-8428

Technitrol Offers to Acquire Bel Fuse for $40.30 per Share, or $480 Million, in Cash

PHILADELPHIA - Technitrol, Inc., (NYSE: TNL) announced that it has sent a letter to the Board of Directors of Bel Fuse Inc. (NASDAQ: BELFA, BELFB) offering to acquire the company for $40.30 per share, or $480 million, in cash. Combining the two companies would create a world-leading electronic component producer very well positioned to capture profitable growth opportunities across a variety of markets for magnetics, modules and interconnect products.

The offer price represents premiums of 38% and 21% to the closing prices on Thursday, March 22, 2007 of Bel Fuse's Class A and Class B shares, respectively. The all-cash offer exceeds the highest price achieved by either class of stock during the past two years. Technitrol would finance the transaction with cash on hand and debt. The company also offered to provide part of the consideration in Technitrol stock, should Bel Fuse so desire.

Technitrol is a worldwide producer of electronic components, electrical contacts and assemblies and other precision-engineered parts and materials. Bel Fuse is a global manufacturer and supplier of magnetics-based components and modules, interconnect products and circuit protection devices. Its product lines strongly complement those of Technitrol's Electronic Components Group in several markets, including networking, telecommunications and automotive.

"We believe that we are offering compelling value to Bel Fuse's shareholders," said Technitrol Chairman and Chief Executive Officer James M. Papada, III. "And we are excited about the opportunities that the merged company will offer Technitrol's shareholders, customers and employees.

"The combined company will be a larger, stronger electronic components business able to deliver an expanded product offering more effectively and efficiently to a larger customer base in a wide range of industries," Papada said. "We have identified several areas where we believe we can realize significant cost and expense savings, such as the integration of our sales forces and administrative functions."

Technitrol's letter containing the offer was sent today to Bel Fuse's President and Chief Executive Officer, Daniel Bernstein. During 2006, Technitrol made several similar, but publicly undisclosed, offers to Bel Fuse. Bel Fuse refused to discuss these offers. In order to more fully comprehend Bel Fuse's position, Technitrol offered to hold open discussions on valuation, but Bel Fuse did not accept, stating that it would rather remain independent. That offer was repeated in today's letter, the full text of which follows:

23 March 2007

The Board of Directors

Bel Fuse, Inc.

c/o Daniel Bernstein
President and Chief Executive Officer

Bel Fuse Inc.
206 Van Vorst Street
Jersey City, New Jersey 07302

Dear Dan:

As we have discussed, Technitrol has long believed a combination of Technitrol and Bel Fuse makes strong strategic sense and that the combined company would be well positioned to generate significant additional value to our shareholders and employees. We made our belief clear most recently this past fall when we twice offered to purchase all of the Class A and Class B shares of Bel Fuse at $40.30. Your response was to refuse to enter into any discussions whatsoever, even though you invited our offer. In light of your continued refusal to enter into meaningful discussions with us, we have determined we have no other alternative but to make public our continued interest in purchasing all of Bel Fuse's Class A and Class B shares for $40.30 per share in cash. That price represents a premium of 38% and 21% to Bel Fuse's Class A and Class B shares closing prices on March 22, 2007, respectively. Our offer represents a meaningful premium to any recent historical average price as well as a price higher than any Class A or Class B share has traded during the past two years. Our proposal has been fully reviewed by Technitrol's Board of Directors and is contingent only on a modest and rapid due diligence review. Our financing sources are supportive of the proposed transaction and we continue to believe that there would be no substantial regulatory impediments to a combination of our companies.

As we have previously made clear, we are committed to realizing the significant potential value in the combination of our two companies. Based on our understanding of and participation in many of Bel Fuse's customer markets, we believe our proposal is compelling to your shareholders and the opportunities created by a larger, stronger company are compelling to your employees. That said (and as was a part of our offer last fall) should discussions between us reveal sources of long-term value not currently reflected in our proposal, we will consider reflecting that value in the form of additional consideration to Bel Fuse shareholders. Should you desire, we will also allow Bel Fuse shareholders to participate in the future value created in the transaction by including Technitrol stock as some portion of the consideration.

Dan, we are very disappointed that you have not responded to our several previous, private offers by engaging with us in substantive discussions. We believe our offer represents serious value for Bel Fuse's shareholders, which has never been reflected in your stock price and it is that belief that forms the basis of our decision to disclose this letter. We remain committed to meeting with you and representatives of Bel Fuse's Board at your earliest convenience to discuss this opportunity and move forward to consummating a transaction. However, we retain all of our options should you choose to reject our good faith offer. We urge you to contact us to begin discussions regarding this unique opportunity for your shareholders and employees.

Very truly yours,

James M. Papada, III

Chairman and Chief Executive Officer

Investors: Technitrol will host a conference call today at 10:30 a.m. Eastern Time to discuss its offer to acquire Bel Fuse. The dial-in number is (412) 858-4600. Also, the call will be broadcast live over the Internet. Visit www.technitrol.com. On-demand Internet and telephone replay will be available beginning at 12:00 p.m. today, March 23, 2007 and concluding at midnight, March 30, 2007. For telephone replay, dial (412) 317-0088 and enter access code 374010#. For Internet replay, use the link from our home page mentioned above.

Based in Philadelphia, Technitrol is a worldwide producer of electronic components, electrical contacts and assemblies and other precision-engineered parts and materials for manufacturers in the data networking, broadband/Internet access, telecommunications, military/aerospace, automotive and electrical equipment industries. For more information, visit Technitrol's Web site at http://www.technitrol.com.

Cautionary Note: This message contains "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially. This release should be read in conjunction with the factors set forth in Technitrol's report on Form 10-K for the year ended December 29, 2006 in Item 1 under the caption "Factors that May Affect Our Future Results (Cautionary Statements for Purposes of the 'Safe Harbor' Provisions of the Private Securities Litigation Reform Act of 1995)."

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